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                                                                    Exhibit 99.1

                                     NPC

                                     Consultants in Transaction Technology



     PRESS RELEASE

     FOR INFORMATION CONTACT:

                                     Thomas A. Richlovsky
                                     Senior Vice President
                                     (216) 575-2126

                                     For Immediate Release

               NATIONAL PROCESSING REPORTS FIRST QUARTER EARNINGS
               --------------------------------------------------

     CLEVELAND, Ohio--April 14,1997-- National Processing, Inc. (NYSE:NAP) today reported that net income for the three months ended March 31, 1997, was $370,000 or $.01 per share. Included in net income were nonrecurring after-tax charges of $3,867,000 or $.08 per share, for severance and associated costs related to organizational restructuring actions undertaken in the period. Exclusive of these charges, net income would have been $4,237,000 or $.09 per share, which compares to first quarter 1996 results of $5,860,000 or $.14 per share.

     The decline in net income in the first quarter of 1997 was due primarily to lower profitability in the Merchant Services division. As previously disclosed, the Merchant Services division is experiencing severe pricing pressures on renewals of existing contracts as well as acquisition of new business, with a negative effect on both revenues and margins. The company's other divisions, Corporate Services and Travel Services, continued to perform as expected.

     National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 85% owned by National City Corporation (NYSE:NCC), a banking and financial services company based in Cleveland, Ohio.

                                     (more)

                            One Oxmoor Place
                            101 Bullitt Lane, Suite 450   Telephone 502 326.7000
                            Louisville, KY 40222          Facsimile 502 326.7100


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NATIONAL PROCESSING, INC.
FINANCIAL SUMMARY
(Dollars in Thousands Except Per Share Amounts)

                                                                                             Percent
                                                                    1997         1996         Change
                                                                    ----         ----         ------

THREE MONTHS ENDED MARCH 31:

    Revenues ..............................................      $ 88,420      $ 83,947         5.3%
    Operating expenses ....................................        48,091        45,332         6.1
    Wages and benefits ....................................        17,651        14,204        24.3
    Depreciation and amortization .........................         4,009         2,976        34.7
    General and administrative ............................        13,235        11,524        14.9
                                                                 --------      --------

    Income before nonrecurring charges, net interest income
      and income taxes ....................................         5,434         9,911       (45.0)

    Nonrecurring charges ..................................         6,340             0           -

    Net interest income ...................................         1,084           294       368.7
                                                                 --------      --------

    Income before income taxes ............................           178        10,205       (98.3)

    Net income  ......................................           $    370      $  5,860       (93.7)

    Net income per common share ...........................      $    .Ol      $    .14       (92.9)

    Average shares outstanding ............................        50,575        43,100




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